UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2004

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24097	59-3396369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 8—Other Events

Item 8.01 Other Events.

As a result of the reverse stock split effected on August 2, 2004 by CNL Hotels & Resorts, Inc. (the “Company”), effective September 9, 2004, the Board of Directors of the Company (the “Board”), adjusted the purchase price per share under the Company’s amended and restated distribution reinvestment plan (the “Plan”) to $19.00 from $9.50 and directed the Bank of New York, the agent for participants in the Plan, to purchase shares from the Company at such price.

Accordingly, effective September 9, 2004, the Board adjusted the per share price under the Company’s redemption plan to $19.00 per share from $9.50 per share.

In addition, on September 9, 2004, the Board declared distributions of $0.2333 per share to stockholders of record on September 9, 2004, payable by September 30, 2004.  The Company anticipates that it may rely on credit enhancements and/or borrowings to partially fund distributions.

The Company anticipates declaring and paying distributions on a quarterly basis effective with the fourth quarter 2004 distribution.  A stockholder must be considered a stockholder of record on the record date in order to receive distributions.

This report contains “forward-looking statements” based on the Company’s current expectations and projections about future events.  Future events and actual results could differ materially from those identified or contemplated by such forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: September 14, 2004	By:	/s/ C. Brian Strickland
Name: C. Brian Strickland
Title: Executive Vice President, Chief
Financial Officer and Corporate Secretary